Exhibit 10.36

BIOSANTE PHARMACEUTICALS, INC.

DESCRIPTION OF EXECUTIVE OFFICER
COMPENSATION ARRANGEMENTS

     BioSante Pharmaceuticals, Inc. has entered into employment agreements with each of its executive officers, copies of which agreements have been filed with the Securities and Exchange Commission, as exhibits to BioSante’s annual report on Form 10-KSB. The following is a description of oral amendments to those employment agreements or additional oral compensation arrangements between BioSante and the following executive officers of BioSante:

Name of
Executive		Base	Bonus	Stock
Officer	Title	Salary	Arrangements	Options	Other
Stephen M. Simes	Vice Chairman, President and Chief Executive Officer	$360,000 per year. See footnote (1) below	See footnote (2) below	Stock options to purchase shares of BioSante common stock are granted from time to time in the sole discretion of the Compensation Committee of the BioSante Board of Directors. Historically, such options have been granted on an annual basis. See footnote (3)	Under the BioSante Pharmaceuticals, Inc. 401(k) Savings Plan, participants, including executive officers, may voluntarily request that BioSante reduce pre-tax compensation by up to 100% (subject to certain special limitations) and contribute such amounts to a trust. BioSante contributed an amount equal to 50% of the amount that each participant contributed under this plan.

Executive officers receive other benefits received by other BioSante employees, including health, dental and life insurance benefits.

Phillip B. Donenberg	Chief Financial Officer, Treasurer and Secretary	$191,000 per year. See footnote (1) below	See footnote (2) below	See above	See above
Leah M. Lehman, Ph.D.	Vice President, Product Development	$240,000 per year. See footnote (1) below	See footnote (2) below	See above	See above
Steven J. Bell, Ph.D.	Vice President, Research and Pre-Clinical Development	$160,000 per year . See footnote (1) below	See footnote (2) below	See above	See above

(1)	Annual base salaries for BioSante’s executive officers are determined each year by BioSante’s Compensation Committee. The base salaries listed in this table are base salaries for 2004. As of March 24, 2005, the Compensation Committee had not made a final determination of the annual base salaries to be paid to BioSante’s executive officers for 2005. Once determined, the new annual base salaries will be effective retroactively as of January 1, 2005.

(2)	Annual performance bonuses for BioSante’s executive officers are determined each year by BioSante’s Compensation Committee. As of March 24, 2005, the Compensation Committee had not made a final determination of the amount, if any, of annual performance bonuses to be paid to BioSante’s executive officers for the year ended December 31, 2004.

(3)	As of March 24, 2005, the Compensation Committee had not made a final determination of how many, if any, stock options would be granted this year to BioSante’s executive officers.